Exhibit 5.1

1201 Pennsylvania Avenue NW, Suite 300

Washington, DC 20004

(202) 827-2950

May 24, 2013

Board of Trustees

First Potomac Realty Trust

7600 Wisconsin Avenue

Bethesda, Maryland 20814

Re:	Public Offering of Common Shares of Beneficial Interest

Ladies and Gentlemen:

We are acting as counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with the public offering of up to 7,475,000 common shares of beneficial interest, par value $0.001 per share (the “Shares”), of the Company, all of which Shares are to be sold by the Company pursuant to a prospectus supplement dated May 21, 2013 and the accompanying base prospectus dated February 14, 2013 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-175330), as amended by Post-Effective Amendment No. 1 thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed necessary to form a basis on which to render the opinion hereinafter expressed. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed, digitally scanned or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed, we have assumed that the parties thereto other than the Company had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect of such documents on such parties. In expressing the opinion set forth below, we also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s First Amended and Restated Declaration of Trust. As to facts material to the opinion, as well as statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. We have not independently verified such factual matters.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such laws, statutes, ordinances, rules, or regulations may have on the opinion expressed herein). As used herein, the term “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended” includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that following (i) issuance and delivery of the Shares pursuant to the terms of the Underwriting Agreement, dated May 21, 2013, by and among the Company, First Potomac Realty Investment Limited Partnership, a Delaware limited partnership, and KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC, as representatives of the several underwriters listed on Schedule A thereto, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Trustees and the Pricing Committee of the Board of Trustees, the Shares will be validly issued, fully paid, and non-assessable.

This opinion is furnished to you in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein.

We hereby consent to the filing of this opinion as an exhibit to the above-described Current Report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ Bass, Berry & Sims PLC